Exhibit (h-13)

AMENDMENT TO ACCOUNTING AGENCY AGREEMENT

This Amendment to Accounting Agency Agreement (the “Amendment”) is dated as of August 17, 2017, by and between the management investment companies set forth on Exhibit A attached hereto (the “Funds”), and Brown Brothers Harriman & Co., a New York limited partnership with an office in Boston, Massachusetts (the “Administrator”).

WHEREAS, pursuant to the Accounting Agency Agreement dated as of February 29, 2008 by and between the Administrator and the Funds, as amended to date (the “Agreement”), the Administrator has been appointed to provide the services as set forth on Appendix B;

WHEREAS the Funds and the Administrator have agreed to make certain modifications to the terms of the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree to amend the Agreement as follows:

I. Amendments to the Agreement

1. Appendix B to the Agreement is hereby amended to include Financial Reporting Services, and is restated in its entirety as set forth herein:

“The Administrator will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange (‘‘NYSE”) is open (each a “Business Day”); transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile each Portfolio’s investment activity including with respect to:

•	Investment taxlots

•	Income

•	Dividends

•	Principal paydowns

•	Capital activity

•	Expense accruals

•	Cash activity

•	Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of each Portfolio against the records of the Custodian:

•	Securities holdings

•	Cash including cash transfers, fees assessed and other investment related cash transactions

•	Trade settlements

Securities Pricing. The Administrator shall update each security position of each Portfolio as to the following:

•	Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

•	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D

•	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Administrator shall provide the following investment accounting services to each Portfolio:

•	Amortization/accretion at the individual tax lot level

•	General ledger entries

•	Book value calculations

•	Trade Date + 1 accounting

•	Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

Tax Services. The Administrator shall provide the following tax reporting services:

•	Prepare fiscal year end and excise tax distribution calculations;

•	Prepare monthly, quarterly and annual income distributions as described in each Portfolio’s prospectus

•	Prepare annual capital gain distribution(s) including spillback amounts as required

•	Prepare tax-related ROCSOP entries for fund accounting purposes

•

Review required tax disclosures (such as tax cost, long term capital gain and tax exempt designation, foreign tax credits, dividend received deductions and qualified dividend income pass throughs) in the Fund’s financial statements

•

Initiate the preparation of federal, state and local (if any) income tax returns, including tax return extension requests. Fund auditors will review and sign returns as “paid preparer”. Fred Alger Management, Inc., on behalf of the Fund, will sign and file returns. ·

•	Prepare shareholder year-end tax information

•	Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting

•

Consult with the Fund’s Authorized Persons regarding potential tax adjustments. The Fund will be responsible for identification of all passive foreign investment companies (“PFICs”) and verification of the accuracy of the information provided on the K-ls received for investments in the Funds.

•	Prepare and maintain schedules of differences required for tax purposes including, but not limited to, wash sales, CPDI, REITs, partnerships, PFICs and straddles

•	Consult with the Fund’s Authorized Persons on various tax issues as requested and with the Fund’s independent public accountant when appropriate

•	Prepare wash sales calculations for tax purposes using GainsKeeper for each Portfolio

Receive and respond to routine letters from the IRS and state revenue agencies, and consult with, and differ to, the Trustee on any in depth communication that may require input from counsel.

Financial Reporting Services. The Administrator shall accumulate information for and prepare:

•

Within a 60-day production cycle, one annual and one semi-annual shareholder report for each Portfolio per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer draft’s and the coordination of the audit of the Fund by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.)

•	one annual report and one semi-annual report on Form N-SAR until May 31, 2018

•	one first fiscal quarter report and one third fiscal quarter report on Form N-Q until May 31, 2018

•	one annual report and one semi-annual report on Form N-CSR

•	one annual Rule 24f-2 Notice

•	Year to Date Statement of Operations each calendar quarter for each fund for reporting to the Funds’ Board of Trustees

Upon acceptance of each above-mentioned report by the Fund’s Treasurer and/or Chief Financial Officer, the Administrator shall edgarize and file such reports as required, including any applicable executed officer certifications or other exhibits.”

2. The Fees for the additional services hereunder shall be charged pursuant to the schedule as mutually agreed by the parties.

II. Miscellaneous

1. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2. By signing below where indicated, the Funds hereby ratify and affirm each of the representations and warranties set forth in the Agreement and confirms that each representation and warranty remains true and correct as of the date hereof.

3. Upon receipt by the Administrator of a fully executed copy of this Amendment, this Amendment shall be deemed to be governed by such laws as provided in Section 19 of the Agreement. This Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Elizabeth E. Prickett
Name: Elizabeth E. Prickett
Title: Managing Director

The Management Investment Companies set forth in Appendix A thereto acting on behalf of their respective Portfolios thereof, if any

By:	/s/ Michael D. Martins
Name: Michael D. Martins
Title: Treasurer

Date:	August 17, 2017